Exhibit 8.1

Subsidiaries of Codere Online Luxembourg, S.A.

Name of Subsidiary	Jurisdiction of Organization
Asociación en Participación(1)	Mexico(2)
Codere (Gibraltar) Marketing Services Limited(2)	Gibraltar
Codere Israel Marketing Support Services Limited	Israel
Codere Online Argentina S.A.	Argentina
Codere Online Argentina, S.A. Unión Transitoria	Argentina
Codere Online Colombia S.A.S.	Colombia
Codere Online Management Services Limited(3)	Malta
Codere Online Operator Limited(4)	Malta
Operating Management Services Panama, S.A.(5)	Panama
Codere Online U.S. Corp.	United States
Codere Online, S.A.U.	Spain
Servicios de Juego Online S.A.U.	Spain

(1)	“Asociación en Participación” or “AenP” (an unincorporated joint venture) with LIFO, a wholly-owned subsidiary of the Codere Group.
(2)	Liquidated on January 17, 2024.
(3)	Liquidated on December 1, 2023
(4)	Currently in dissolution, with its liquidation pending approval by the Malta Business Registry. Once approved, the liquidation will be effective as of August 28, 2024.
(5)	Formerly Codere Online Panama, S.A..